United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 6, 2013 (Date of earliest event reported: July 31, 2013)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
 (Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 31, 2013, Chris Richarde resigned from his position as President of Xhibit Corp. ("Xhibit" or the "Company") and also resigned from service on Xhibit’s Board of Directors and from all positions held in the Company’s subsidiaries. On August 6, 2013, the Company, and certain of its subsidiaries, entered into a Mutual Release Agreement (the "Mutual Release Agreement") with Mr. Richarde.  Pursuant to the Mutual Release Agreement, the Company and Mr. Richarde are mutually releasing any claims they may have against each other, and Mr. Richarde will be released from any obligations with respect to the Company’s bank and credit card accounts. Mr. Richarde will remain subject to a one year non-compete covenant, as well as certain other restrictive covenants. After the closing of the other transactions set forth in the Mutual Release Agreement, Mr. Richarde will retain 15 million shares of the Company’s common stock. Consummation of such closing is subject to the satisfaction of certain conditions precedent, including the sale of 25 million shares to two individuals (a director and a shareholder of Xhibit); the return for cancellation of approximately 4.4 million shares of Company stock; execution of a Registration Rights Agreement and Lock Up Agreement, prohibiting the sale of such shares for a one year period, with each of Mr. Richarde and the two individuals buying the above-referenced shares; and obtaining the release of a former employee. The Mutual Release Agreement also contains customary representations, warranties and covenants of the parties.

The foregoing summaries of the Mutual Release Agreement and the form of Registration Rights Agreement do not purport to be complete or describe all of the terms of such agreements, and each is qualified in its entirety by reference to the full text thereof, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Exhibits.

10.1
Mutual Release Agreement by and between Xhibit Corp., FlyReply Corp., Xhibit Interactive, LLC, SpyFire Interactive, LLC, Stacked Digital, LLC, SHC Parent Corp., and Chris Richarde including Form of Registration Rights Agreement, dated as of August 6, 2013, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 6, 2013

Xhibit Corp., a Nevada corporation

By:    /s/ Michael Schifsky
          Michael Schifsky, CFO